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                                                                       EXHIBIT 5



                              September 28, 1995



CompuCom Systems, Inc.
10100 North Central Expressway
Dallas, TX 75231

Gentlemen:

     I have acted as counsel to CompuCom Systems, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to an aggregate of 110,000 shares of Common Stock of the Company, $.01 par value per share (the "Shares"), issuable upon the exercise of options granted or to be granted under the Company's Stock Option Plan for Directors (the "Directors' Plan") and upon the exercise of options granted to Delbert W. Johnson ("Johnson Option").

     In this connection, I have reviewed the Company's Certificate of Incorporation, its By-Laws, resolutions of its Board of Directors and stockholders, and such other documents and corporate records as I have deemed appropriate in the circumstances. My opinion is limited solely to matters governed by the laws of the State of Delaware and the Federal laws of the United States of America.

     Based upon the foregoing and consideration of such questions of law as I have deemed relevant, I am of the opinion that the issuance of Shares by the Company upon the exercise of stock options properly granted under the Directors' Plan and the Johnson Option is duly and validly authorized by the necessary corporate action of the Board of Directors and stockholders of the Company, and such Shares will, upon exercise of such options and payment therefor in accordance with the terms of the Directors' Plan and the Johnson Option, and upon execution of stock certificates to be issued therefor by a duly authorized officer of Chemical Mellon Shareholder Services, as transfer agent, be legally issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act of 1933 since I have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission adopted thereunder.
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     This opinion is rendered to you in connection with the above-referenced
Registration Statement and may be relied on by you only in connection therewith. No other person may rely in this opinion. This opinion may not be quoted by you or any other person without my prior written consent.

     My rendering of this opinion to you does not obligate me to render any further opinion to you or to update this opinion at any time in the future.

                                  Very truly yours,


                                  /s/ James A. Ounsworth

                                  James A. Ounsworth
                                  Vice President and General Counsel